Exhibit 99.1

News

For Immediate Release

For additional information contact:

1-877-217-9502

Pacholder High Yield Fund, Inc. Enters into New $50 Million Credit Facility;

Announces Satisfaction of Financing Condition in Tender Offer for its Auction Rate Cumulative Preferred Stock, Series W

NEW YORK, NEW YORK, April 5, 2016 – Pacholder High Yield Fund, Inc. (NYSE MKT: PHF) (the “Fund”) announced today that it has entered into a new $50 million credit facility with Pershing LLC (“Pershing”) as lender (the “Credit Facility”). The Credit Facility provides for borrowings in an aggregate principal amount of up to $50,000,000 and allows the Fund to borrow, repay and reborrow amounts thereunder from time to time, with each borrowing terminable upon 180 days’ notice by the Fund or Pershing. In order to secure the loans available under the Credit Facility, the Fund will pledge a portfolio of U.S. corporate investment grade and high-yield bonds as collateral. Loans made under the Credit Facility will accrue interest at a rate equal to the one-month LIBOR offered rate plus 75 basis points. In addition, the Fund will be subject to a minimum balance fee equal to the one-month LIBOR offered rate plus 60 basis points if the amount outstanding under the Credit Facility is less than 80% of the maximum amount permitted to be borrowed under the Credit Facility. The minimum balance fee will be applied to the difference between 80% of the maximum amount permitted to be borrowed under the Credit Facility and the amount outstanding.

The Credit Facility contains certain representations and warranties, and notice requirements for the occurrence of specific events such as the occurrence of any event of default, or pending or threatened litigation. The Credit Facility requires compliance with certain covenants, including certain minimum margin requirements, retention of the Fund’s net asset value above specified threshold levels, limitations on the incurrence of additional liens and limitations on the ability of the Fund to sell, lease or otherwise transfer all or any substantial part of its assets to any other entity, with certain exceptions.

The Fund expects to use borrowings under the Credit Facility to purchase preferred shares tendered in its previously announced tender offer (the “Tender Offer”) for up to 100% of the outstanding shares of the Fund’s Auction Rate Cumulative Preferred Stock, Series W (the “Preferred Shares”) at a price equal to 95.5% of the liquidation preference of $25,000 (or $23,875 per share), plus any unpaid accrued dividends. Borrowings under the Credit Facility may also be used to buy, carry or trade in securities or an investment contract security.

The Fund further announced that, as a result of its entering into the Credit Facility, the Financing Condition (as such term is defined in the Fund’s Offer to Purchase dated March 11, 2016 (the “Offer to Purchase”) with respect to the Tender Offer) has been satisfied. The Tender Offer remains subject to the other terms and conditions described in the Offer to Purchase and the accompanying letter of transmittal. Other than the satisfaction of the Financing Condition, the terms and conditions of the Tender Offer remain unchanged.

The Tender Offer commenced on Friday March 11, 2016 and is scheduled to expire at 5:00 p.m., New York City time, on Wednesday, April 13, 2016, unless extended or terminated earlier by the Fund. Shareholders who wish to tender their Preferred Shares must properly tender their Preferred Shares on or prior to the expiration of the Tender Offer. Tendered shares may be withdrawn at any time on or prior to the expiration of the Tender Offer.

The information agent for the Tender Offer is Georgeson, Inc. The depositary is Computershare Trust Company, N.A. Tender Offer documents, including the Offer to Purchase, related letter of transmittal and related documents, have been mailed to shareholders of record and have also been made available for distribution to beneficial owners of the Funds Preferred Shares. Such documents can be found on the Securities and Exchange Commission’s website at www.sec.gov. For questions and information regarding the Tender Offer, please call the Information Agent toll free at (800) 457-0759.

This press release is for informational purposes only and is not an offer to sell or purchase or the solicitation of an offer to sell or purchase any securities discussed herein. New investors cannot purchase shares directly from the Fund. The Tender Offer is being made solely pursuant to the Offer to Purchase and the related letter of transmittal, and other related materials that the Fund has distributed to holders of the Preferred Shares and filed with the Securities and Exchange Commission. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. The Fund’s common shares are listed on the New York Stock Exchange MKT, and interested investors should contact their financial advisor or broker-dealer for more information.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events, or developments that the Fund expects, believes, or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, the Fund undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of the Fund, which may cause the Fund’s actual results to differ materially from those implied or expressed by the forward-looking statements.

About Pacholder High Yield Fund, Inc.

Pacholder High Yield Fund, Inc. is a closed-end management investment company with a leveraged capital structure. The Fund’s investment objective is to provide a high level of total return through current income and capital appreciation by investing primarily in “high yield, high risk” fixed income securities of domestic companies. The Fund’s investment advisor is J.P. Morgan Investment Management Inc., an investment management firm registered with the SEC under the Investment Advisers Act of 1940.

The Fund was organized as a corporation under the laws of Maryland on August 17, 1988 and has registered with the SEC under the Investment Company Act of 1940, as amended. The Fund’s principal office is located at 270 Park Avenue, New York, New York 10017. For more information visit us at www.pacholder.com, or call 1-877-217-9502.